Exhibit 99.1

News Release

Contact:	FOR IMMEDIATE RELEASE
Dennis Curtin
Weis Markets, Inc.
570-847-3636
dcurtin@weismarkets.com
Twitter: @wmkspokesman

WEIS MARKETS ISSUES FIRST QUARTER RESULTS

Sunbury, PA (May 7, 2014) - Weis Markets, Inc. (NYSE:WMK) today reported its first quarter results. During the thirteen week period ending March 29, 2014, the Company's sales increased 0.6% to $687.1 million while its comparable store sales were down 1.3% compared to the same period a year ago.

During the same period, the Company generated earnings per share of $0.55 compared to $0.75 per share in 2013. The Company's first quarter net income totaled $14.8 million compared to $20.1 million in 2013, down 26.6%.

The Company's results were impacted by timing of the Easter holiday, which was observed in the first quarter of 2013 and the second quarter of 2014.

"We have met our first quarter sales goals. Adjusted for the Easter holiday shift, our sales increased 1.7% despite price reductions on thousands of items," said Jonathan Weis, President and CEO of Weis Markets. "We achieved our sales goal by reinvesting in sales through our Three More Ways to Save program, which has generated higher per customer sales and an increase in center store unit sales. These reinvestments are a key part of our long-term strategy to generate increased sales and market share."

About Weis Markets
Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 166 stores in Pennsylvania, Maryland, New Jersey, New York and West Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

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In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

First Quarter - 2014
(Unaudited)

	13 Week	13 Week
	Period Ended	Period Ended	Increase
	March 29, 2014	March 30, 2013	(Decrease)
Net Sales	$687,127,000	$682,712,000	0.6%
Income Before Income Taxes	23,056,000	31,893,000	(27.7)%
Provision for Income Taxes	8,290,000	11,764,000	(29.5)%
Net Income	$14,766,000	$20,129,000	(26.6)%
Weighted-Average
Shares Outstanding	26,898,000	26,898,000	---
Basic and Diluted
Earnings Per Share	$0.55	$0.75	$(0.20)